Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-219206
The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion. Dated August 31, 2018. GS Finance Corp. $ Autocallable Buffered EURO STOXX 50® Index-Linked Notes due guaranteed by The Goldman Sachs Group, Inc.

The notes will not bear interest.  The notes will mature on the stated maturity date (expected to September 6, 2023) unless they are automatically called on any call observation date (the dates, commencing in September 2019, specified on PS-6 of this pricing supplement).  Your notes will be automatically called on a call observation date if the closing level of the EURO STOXX 50® Index on such date is equal to or greater than the initial index level (set on the trade date), resulting in a payment on the corresponding call payment (expected to be the third scheduled business day after each call observation date) equal to (i) the face amount of your notes plus (ii) the product of $1,000 times the applicable call premium amount. The applicable call premium amount for each call payment date is specified on page PS-6 of this pricing supplement.
If your notes are not automatically called, the amount that you will be paid on your notes on the stated maturity date will be based on the performance of the index as measured from the trade date to and including the determination date (expected to be August 31, 2023).
If the final index level on the determination date is equal to or greater than the initial index level, you will receive the maximum settlement amount of 1,627.5 for each $1,000 face amount of your notes). If the final index level declines by up to 25% from the initial index level, you will receive the face amount of your notes.
If the final index level declines by more than 25% from the initial index level, the return on your notes will be negative and you will lose approximately 1.3333% of the face amount of your notes for every 1% that the final underlier level has declined below 75% of the initial index level. See page PS-4. You could lose a significant portion of the face amount of your notes.
The return on your notes is capped. If your notes are automatically called, the maximum payment you would receive for each $1,000 face amount of your notes is equal to (i) $1,000 plus (ii) the product of $1,000 times the applicable call premium amount. If your notes are not automatically called, the maximum payment you would receive on the stated maturity date for each $1,000 face amount of your notes is $1,627.5.
If your notes are not automatically called on any call observation date, we will calculate the index return to determine your payment at maturity, which is the percentage increase or decrease in the final index level from the initial index level. At maturity, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:
●	if the index return is zero or positive (the final index level is equal to or greater than the initial index level), the maximum settlement amount of $1,627.5;
●	if the index return is negative but is not below -25% (the final index level is less than the initial index level but is greater than or equal to 25% of the initial index level), $1,000; or
●
if the index return is negative and is below -25% (the final index level is less than the initial index level by more than 25%), the sum of (i) $1,000 plus (ii) the product of (a) the buffer rate of approximately 133.33% (see page PS-4) times (b) the sum of the index return plus 25% times (c) $1,000. You will receive less than the face amount of your notes.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-11.
The estimated value of your notes at the time the terms of your notes are set on the trade date is expected to be between $965 and $995 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.
Original issue date:	expected to be September 6, 2018	Original issue price:	100% of the face amount
Underwriting discount:	% of the face amount	Net proceeds to the issuer:	% of the face amount
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
Goldman Sachs & Co. LLC
Pricing Supplement No.      dated         , 2018.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.
GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale.  Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes
The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be between $965 and $995 per $1,000 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $       per $1,000 face amount).
Prior to              , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through           ). On and after             , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus
The notes are part of the Medium-Term Notes, Series E program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:
●      Product supplement no. 1,741 dated July 10, 2017
●     General terms supplement no. 1,734 dated July 10, 2017
●      Prospectus supplement dated July 10, 2017
●      Prospectus dated July 10, 2017
The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, references to the “accompanying general terms supplement no. 1,734” mean the accompanying general terms supplement no. 1,734, dated July 10, 2017, and references to the “accompanying product supplement no. 1,741” mean the accompanying product supplement no. 1,741, dated July 10, 2017, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.
This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Underlier-Linked Autocallable Notes” on page S-56 of the accompanying product supplement no. 1,741 and “Supplemental Terms of the Notes” on page S-15 of the accompanying general terms supplement no. 1,734. Please note that certain features, as noted below, described in the accompanying product supplement no. 1,741 and general terms supplement no. 1,734 are not applicable to the notes. This pricing supplement supersedes any conflicting provisions of the accompanying product supplement no. 1,741 or the accompanying general terms supplement no. 1,734.

Key Terms
Issuer:  GS Finance Corp.
Guarantor: The Goldman Sachs Group, Inc.
Underlier: the EURO STOXX 50® Index (Bloomberg symbol, “SX5E Index”), as sponsored and maintained by STOXX Limited
Specified currency:  U.S. dollars (“$”)
Terms to be specified in accordance with the accompanying product supplement no. 1,741:
●	type of notes: notes linked to a single underlier
●	exchange rates: not applicable
●	averaging dates: not applicable
●	buffer level: yes, as described below
●	knock-out event: not applicable
●	coupon: not applicable
●	redemption right or price dependent redemption right: yes, as described below
●	cap level: not applicable
●	contingent minimum return: not applicable
●	maturity date premium amount: yes, as described below
Face amount: each note will have a face amount of $1,000; $      in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement
Purchase at amount other than face amount:  the amount we will pay you on a call payment date or the stated maturity date, as the case may be, for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to a call payment date or the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Also, the stated buffer level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at face amount. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected” on page PS-13 of this pricing supplement.
Supplemental discussion of U.S. federal income tax consequences:  you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the underlier, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-73 of the accompanying product supplement no. 1,741. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange, redemption or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes.  Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance” in the accompanying prospectus and “Supplemental Discussion of Federal Income Tax Consequences — Foreign Account Tax Compliance” in the accompanying product supplement no. 1,741) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to FATCA withholding. However, according to published guidance, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange, redemption or other disposition of the notes made before January 1, 2019.
Cash settlement amount (on any call payment date):  if your notes are automatically called on a call observation date because the index level on such day is equal to or greater than the call level, on the corresponding call payment date, for each $1,000 face amount of your notes, we will pay you an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the call premium amount applicable to the corresponding call observation date
Cash settlement amount (on the stated maturity date):  if your notes are not automatically called, for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:
●	if the final underlier level is equal to or greater than the initial underlier level (1) $1,000 plus (ii) the product of $1,000 times the maturity date premium amount;
●	if the final underlier level is less than the initial underlier level but greater than or equal to the buffer level, $1,000; or
●
if the final underlier level is less than the buffer level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the buffer rate times (iii) the sum of the underlier return plus the buffer amount

Initial underlier level (to be set on the trade date):
Final underlier level:  the closing level of the underlier on the determination date, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-23 of the accompanying general terms supplement no. 1,734  and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-27 of the accompanying general terms supplement no. 1,734
Underlier return:  the quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a percentage
Buffer level: 75% of the initial underlier level
Buffer amount: 25%
Buffer rate:  the quotient of the initial underlier level divided by the buffer level, which equals approximately 133.33%

Call observation dates (to be set on the trade date):  expected to be the dates specified as such in the table under the section “Call payment dates” below, subject to adjustment as described under “Supplemental Terms of the Notes — Call Observation Dates” on page S-20 of the accompanying general terms supplement no. 1,734
Call payment dates (to be set on the trade date):  expected to be the third scheduled business day after each call observation date, which call payment dates are the dates specified in the table below, subject to postponement as described under “Supplemental Terms of the Notes— Call Payment Dates” on page S-16 of the accompanying general terms supplement no. 1,734
Call Observation dates	Call Payment Dates	Call Premium Amount	Amount Paid on the Applicable Call Payment Date
September 9, 2019	September 12, 2019	12.55%	$1,125.5
November 29, 2019	December 4, 2019	15.6875%	$1,156.875
February 28, 2020	March 4, 2020	18.825%	$1,188.25
May 29, 2020	June 3, 2020	21.9625%	$1,219.625
August 31, 2020	September 3, 2020	25.1%	$1,251
November 30, 2020	December 3, 2020	28.2375%	$1,282.375
February 26, 2021	March 3, 2021	31.375%	$1,313.75
May 28, 2021	June 3, 2021	34.5125%	$1,345.125
August 31, 2021	September 3, 2021	37.65%	$1,376.5
November 30, 2021	December 3, 2021	40.7875%	$1,407.875
February 28, 2022	March 3, 2022	43.925%	$1,439.25
May 31, 2022	June 3, 2022	47.0625%	$1,470.625
August 31, 2022	September 6, 2022	50.2%	$1,502
November 30, 2022	December 5, 2022	53.3375%	$1,533.375
February 28, 2023	March 3, 2023	56.475%	$1,564.75
May 31, 2023	June 5, 2023	59.6125%	$1,596.125
Call premium amount: with respect to any call observation date, the applicable call premium amount specified in the table set forth under “Call payment dates” above
Call level:  100% of the initial underlier level with respect to each scheduled call observation date
Maturity date premium amount: 62.75%
Trade date: August 31, 2018
Original issue date (settlement date) (to be set on the trade date): expected to be September 6, 2018
Stated maturity date (to be set on the trade date): expected to be September 6, 2023, subject to adjustment as described under “Supplemental Terms of the Notes —— Stated Maturity Date” on page S-16 of the accompanying general terms supplement no. 1,734
Determination date (to be set on the trade date):  August 31, 2023, subject to adjustment as described under “Supplemental Terms of the Notes — Determination Date” on page S-17 of the accompanying general terms supplement no. 1,734
No interest:  the offered notes will not bear interest
No listing:  the offered notes will not be listed on any securities exchange or interdealer quotation system
Redemption:  as described under “General Terms of the Underlier-Linked Autocallable Notes — Redemption of Your Notes” on page S-56 of the accompanying product supplement no. 1,741
Closing level:  as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Level” on page S-31 of the accompanying general terms supplement no. 1,734
Business day:  as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-30 of the accompanying  general terms supplement no. 1,734

Trading day:  as described under “Supplemental Terms of the Notes — Special Calculation Provisions —Trading Day” on page S-31 of the accompanying general terms supplement no. 1,734
Use of proceeds and hedging:  as described under “Use of Proceeds” and “Hedging” on page S-71 of the accompanying product supplement no. 1,741
ERISA:  as described under “Employee Retirement Income Security Act” on page S-80 of the accompanying product supplement no. 1,741
Supplemental plan of distribution; conflicts of interest:  as described under “Supplemental Plan of Distribution” on page S-81 of the accompanying product supplement no. 1,741 and “Plan of Distribution — Conflicts of Interest” on page 94 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $       .
GS Finance Corp. will sell to Goldman Sachs & Co. LLC (“GS&Co.”), and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of       % of the face amount. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We expect to deliver the notes against payment therefor in New York, New York on September 6, 2018. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.
We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.
Calculation agent:  GS&Co.
CUSIP no.:  40055QX72
ISIN no.:  US40055QX723
FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES
The following examples are provided for purposes of illustration only.  They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical underlier levels on a call observation date and on the determination date could have on the cash settlement amount on a call payment date or on the stated maturity date, as the case may be, assuming all other variables remain constant.
The examples below are based on a range of underlier levels that are entirely hypothetical; no one can predict what the closing level of the underlier will be on any day throughout the life of your notes, and no one can predict what the underlier level will be on a call observation date or on the determination date.  The underlier has been highly volatile in the past — meaning that the underlier level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.
The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to a call payment date or the stated maturity date, as the case may be.  If you sell your notes in a secondary market prior to a call payment date or the stated maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlier, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.  In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-11 of this pricing supplement.  The information in the examples also reflects the key terms and assumptions in the box below.
Key Terms and Assumptions
Face amount	$1,000
Buffer level	75% of the initial underlier level
Buffer rate	Approximately 133.33%
Buffer amount	25%
Call level on each call observation date	100% of the initial underlier level
Call premium amount	The applicable call premium amount for each call observation date is specified on PS-6 of this pricing supplement
Maturity date premium amount	62.75%
Neither a market disruption event nor a non-trading day occurs on an originally scheduled call observation date or the originally scheduled determination date
No change in or affecting any of the underlier stocks or the method by which the underlier sponsor calculates the underlier
Notes purchased on original issue date at the face amount and held to the stated maturity date or automatically called on a call payment date
Moreover, we have not yet set the initial underlier level that will serve as the baseline for determining the underlier return and the amount that we will pay on your notes, if any, on a call payment date or at maturity.  We will not do so until the trade date.  As a result, the actual initial underlier level may differ substantially from the underlier level prior to the trade date.
For these reasons, the actual performance of the underlier over the life of your notes, as well as the amount payable on a call payment date or at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement.

For information about the historical levels of the underlier during recent periods, see “The Underlier — Historical Closing Levels of the Underlier” below.  Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

Hypothetical Payment on a Call Payment Date
The examples below show hypothetical payments that we would pay on a call payment date with respect to each $1,000 face amount of the notes if the closing level of the underlier is equal to or greater than its call level on the applicable call observation date. While there are sixteen potential call payment dates with respect to your notes, the examples below only illustrate the amount you will receive, if any, on the first and second call payment date.
If your notes are automatically called on the first call observation date (i.e., on the first call observation date the closing level of the underlier is equal to or greater than the call level), the cash settlement amount that we would deliver for each $1,000 face amount of your notes on the applicable call payment date would be the sum of $1,000 plus the product of the applicable call premium amount times $1,000. If, for example, the closing level of the underlier on the first call observation date were determined to be 120% of the initial underlier level, your notes would be automatically called and the cash settlement amount that we would deliver on your notes on the corresponding call payment date would be 112.55% of the face amount of your notes or $1,125.5 for each $1,000 of the face amount of your notes.
If, for example, the notes are not automatically called on the first call observation date and are automatically called on the second call observation date (i.e., on the first call observation date the closing level of the underlier is less than the call level and on the second call observation date the closing level of the underlier is equal to or greater than the call level), the cash settlement amount that we would deliver for each $1,000 face amount of your notes on the applicable call payment date would be the sum of $1,000 plus the product of the applicable call premium amount times $1,000. If, for example, the closing level of the underlier on the second call observation date were determined to be 130% of the initial underlier level, your notes would be automatically called and the cash settlement amount that we would deliver on your notes on the corresponding call payment date would be 115.6875% of the face amount of your notes or $1,156.875 for each $1,000 of the face amount of your notes.
Hypothetical Payment at Maturity
If the notes are not automatically called on any call observation date (i.e., on each of the call observation dates the closing level of the underlier is less than the call level), the cash settlement amount we would deliver for each $1,000 face amount of your notes on the stated maturity date will depend on the performance of the underlier on the determination date, as shown in the table below. The table below assumes that the notes have not been automatically called on any call observation date and reflects hypothetical cash settlement amounts that you could receive on the stated maturity date. The levels in the left column represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level.  The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level) and the assumptions noted above.

The Notes Have Not Been Automatically Called
Hypothetical Final Underlier Level on the Determination Date (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount at Maturity if the Notes Have Not Been Automatically Called on a Call Observation Date (as Percentage of Face Amount)
175.000%	162.750%
165.000%	162.750%
140.000%	162.750%
120.000%	162.750%
100.000%	162.750%
90.000%	100.000%
80.000%	100.000%
75.000%	100.000%
70.000%	93.333%
60.000%	80.000%
40.000%	53.333%
20.000%	26.667%
If, for example, the notes have not been automatically called on a call observation date and the final underlier level were determined to be 20.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be approximately 26.667% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose approximately 73.333% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). In addition, if the final underlier level were determined to be 175.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 162.750% of the face amount of your notes, as shown in the table above.  As a result, if you held your notes to the stated maturity date, the cash settlement amount will be capped, and you will not benefit from any increase in the closing level of the underlier above the initial underlier level on the determination date.
The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier stocks that may not be achieved on a call observation date or the determination date, as the case may be, and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at the face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples.  Please read “Additional Risk Factors Specific to the Underlier-Linked Autocallable Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-53 of the accompanying product supplement no. 1,741.
Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual closing level of the underlier on a call observation date or the determination date or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the underlier level and the market value of your notes at any time prior to the stated maturity date.  The actual amount that you will receive, if any, on a call payment date or the maturity date and the rate of return on the offered notes will depend on whether the notes are called, the actual initial underlier level, which we will set on the trade date, and the actual final underlier level determined by the calculation agent as described above.  Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate.  Consequently, the amount of cash to be paid in respect of your notes, if any, on the call payment date or the stated maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 1,734 and under “Additional Risk Factors Specific to the Underlier-Linked Autocallable Notes” in the accompanying product supplement no. 1,741. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying general terms supplement no. 1,734 and the accompanying product supplement no. 1,741. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the underlier to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes
The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors.  The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models.  As agreed by GS&Co. and the distribution participants, the amount of this excess will decline on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”.  Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time.  The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.
In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes.  These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others.  See “Additional Risk Factors Specific to the Underlier-Linked Autocallable Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-53 of the accompanying product supplement no. 1,741.
The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, GS&Co. pays to us the amounts we owe under your notes.
In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).
Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.
There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Underlier-Linked Autocallable Notes — Your Notes May Not Have an Active Trading Market” on page S-53 of the accompanying product supplement no. 1,741.
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
Although the return on the notes will be based on the performance of the underlier, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer – Guarantee by The Goldman Sachs  Group, Inc.” on page 42 of the accompanying prospectus.
The Cash Settlement Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date is Not Linked to the Closing Level of the Underlier at Any Time Other Than on the Applicable Call Observation Date or the Determination Date, as the Case May Be
The cash settlement amount you will receive on a call payment date, if any, will be paid only if the closing level of the underlier on the applicable call observation date is equal to or greater than the initial underlier level.  Therefore, the closing level of the underlier on dates other than the call observation dates will have no effect on any cash settlement amount paid in respect of your notes on the call payment date.  In addition, the cash settlement amount you will receive on the stated maturity date, if any, will be based on the closing level of the underlier on the determination date.  Therefore, for example, if the closing level of the underlier dropped precipitously on the determination date, the cash settlement amount for the notes would be significantly less than it would otherwise have been had the cash settlement amount been linked to the closing level of the underlier prior to such drop. Although the actual closing level of the underlier on the call payment dates, stated maturity date or at other times during the life of the notes may be higher than the closing level of the underlier on the call observation dates or the determination date, you will not benefit from the closing levels of the underlier at any time other than on the call observation dates or on the determination date.
You May Lose Your Entire Investment in the Notes
You can lose your entire investment in the notes. Assuming your notes are not automatically called on either call observation date, the cash settlement amount on your notes, if any, on the stated maturity date will be based on the performance of the EURO STOXX 50® Index as measured from the initial underlier level set on the trade date to the closing level on the determination date. If the final underlier level is less than the buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of (i) the buffer rate times (ii) the sum of the underlier return plus the buffer amount times (iii) $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to a call payment date or the stated maturity date, as the case may be, may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.
The Cash Settlement Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date, as the Case May Be, Will Be Capped
Regardless of the closing level of the underlier on each of the call observation dates, the cash settlement amount you may receive on a call payment date is capped. Even if the closing level of the underlier on a call observation date exceeds the call level, causing the notes to be automatically called, the cash settlement amount on the call payment date will be capped, and you will not benefit from any increases in the closing level of the underlier above the call level on any call observation date. If your notes are automatically called on a call observation date, the maximum payment you will receive for each $1,000 face amount of your notes will depend on the applicable call premium amount.  In addition, the cash settlement amount you may receive on the stated maturity date is capped.
Your Notes Are Subject to Automatic Redemption
We will call and automatically redeem all, but not part, of your notes on a call payment date, if the closing level of the underlier on the corresponding call observation date is greater than or equal to the call level. Therefore, the term for your notes may be reduced to as short as approximately 12 months after the original issue date. You may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are called prior to maturity.
Your Notes Do Not Bear Interest
You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.
You Have No Shareholder Rights or Rights to Receive Any Underlier Stock
Investing in your notes will not make you a holder of any of the underlier stocks.  Neither you nor any other holder or owner of your notes will have any rights with respect to the underlier stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against  the underlier stocks or any other rights of a holder of the underlier stocks.  Your notes will be paid in cash and you will have no right to receive delivery of any underlier stocks.
We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price
At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.
If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected
The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to a call payment date or the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to a call payment date or the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the buffer level on the return on your investment will depend upon the price you pay for your notes relative to face amount.  For example, if you purchase your notes at a premium to face amount, the buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.
An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities

The value of your notes is linked to an underlier that is comprised of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom has voted to leave the European Union (popularly known as “Brexit”). The effect of Brexit is uncertain, and Brexit has and may continue to contribute to volatility in the prices of securities of companies located in Europe and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

Your Notes May Be Subject to an Adverse Change in Tax Treatment in the Future
The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.
The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of instruments such as your notes, and any such guidance could adversely affect the tax treatment and the value of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-US investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-73 of the accompanying product supplement no. 1,741. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-73 of the accompanying product supplement no. 1,741 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.
United States Alien Holders Should Consider the Withholding Tax Implications of Owning the Notes
The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts a United States alien holder receives upon the sale, exchange, redemption or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on stocks included in the underlier during the term of the notes. We could also require a United States alien holder to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to the United States alien holder’s potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2019, but will also apply to certain 871(m) financial instruments (or combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities
Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

THE UNDERLIER
The EURO STOXX 50® Index is a free-float market capitalization-weighted index of 50 European blue-chip stocks and was created by and is sponsored and maintained by STOXX Limited. Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The level of the EURO STOXX 50® Index is disseminated on the STOXX Limited website. STOXX Limited is under no obligation to continue to publish the index and may discontinue publication of it at any time. Additional information regarding the EURO STOXX 50® Index may be obtained from the STOXX Limited website: stoxx.com. We are not incorporating by reference the website or any material it includes in this pricing supplement.
The top ten constituent stocks of the EURO STOXX 50® Index as of August 13, 2018, by weight, are: Total S.A. (6.11%), SAP SE (4.60%), Siemens AG (3.99%), Sanofi (3.53%), Allianz SE (3.49%), LVMH Moët Hennessy Louis Vuitton SE (3.41%), Bayer AG (3.32%), ASML Holding N.V. (3.30%), Unilever N.V. (3.16%) and BASF SE (3.08%); constituent weights may be found at stoxx.com/download/indices/factsheets/SX5GT.pdf under “Factsheets and Methodologies” and are updated periodically.
As of August 13, 2018, the sixteen industry sectors which comprise the EURO STOXX 50® Index represent the following weights in the index: Automobiles & Parts (4.43%), Banks (12.55%), Chemicals (5.03%), Construction & Materials (3.83%), Food & Beverage (4.56%), Health Care (10.64%), Industrial Goods & Services (11.09%), Insurance (6.58%), Media (0.96%), Oil & Gas (7.84%), Personal & Household Goods (10.34%), Real Estate (1.10%), Retail (2.41%), Technology (9.00%), Telecommunications (4.65%) and Utilities (5.00%); industry weightings may be found at stoxx.com/download/indices/factsheets/SX5GT.pdf under “Factsheets and Methodologies” and are updated periodically. Percentages may not sum to 100% due to rounding. Sector designations are determined by the underlier sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.
As of August 13, 2018, the eight countries which comprise the EURO STOXX 50® Index represent the following weights in the index: Belgium (2.73%), Finland (1.09%), France (38.81%), Germany (31.72%), Ireland (1.01%), Italy (4.60%), Netherlands (11.02%) and Spain (9.01%); country weightings may be found at stoxx.com/download/indices/factsheets/SX5GT.pdf under “Factsheets and Methodologies” and are updated periodically.
The above information supplements the description of the underlier found in the accompanying general terms supplement no. 1,734. This information was derived from information prepared by the underlier sponsor, however, the percentages we have listed above are approximate and may not match the information available on the underlier sponsor's website due to subsequent corporate actions or other activity relating to a particular stock. For more details about the underlier, the underlier sponsor and license agreement between the underlier sponsor and the issuer, see “The Underliers — EURO STOXX 50® Index” on page S-75 of the accompanying general terms supplement no. 1,734.
The EURO STOXX 50® is the intellectual property of STOXX Limited, Zurich, Switzerland and/or its licensors (“Licensors“), which is used under license. The securities or other financial instruments based on the index are in no way sponsored, endorsed, sold or promoted by STOXX and its Licensors and neither STOXX nor its Licensors shall have any liability with respect thereto.
Historical Closing Levels of the Underlier
The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the closing level of the underlier during the period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the life of your notes.
You should not take the historical levels of the underlier as an indication of the future performance of the underlier.  We cannot give you any assurance that the future performance of the underlier or the underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.
Neither we nor any of our affiliates make any representation to you as to the performance of the underlier.  Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the offered notes. The actual performance of the underlier over the life of the offered notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.
The graph below shows the daily historical closing levels of the underlier from August 29, 2008 through August 29, 2018. We obtained the closing levels in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of the EURO STOXX 50® Index

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying product supplement no. 1,741, the accompanying general terms supplement no. 1,734, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This pricing supplement, the accompanying product supplement no. 1,741, the accompanying general terms supplement no. 1,734, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this pricing supplement, the accompanying product supplement no. 1,741, the accompanying general terms supplement no. 1,734, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Pricing Supplement

Page
Summary Information	PS-3
Hypothetical Examples	PS-7
Additional Risk Factors Specific to Your Notes	PS-11
The Underlier	PS-17

Product Supplement No. 1,741 dated July 10, 2017

Summary Information	S-1
Hypothetical Returns on the Underlier-Linked Autocallable Notes	S-23
Additional Risk Factors Specific to the Underlier-Linked Autocallable Notes	S-50
General Terms of the Underlier-Linked Autocallable Notes	S-56
Use of Proceeds	S-71
Hedging	S-71
Supplemental Discussion of Federal Income Tax Consequences	S-73
Employee Retirement Income Security Act	S-80
Supplemental Plan of Distribution	S-81
Conflicts of Interest	S-84

General Terms Supplement no. 1,734 dated July 10, 2017

Additional Risk Factors Specific to the Notes	S-1
Supplemental Terms of the Notes	S-16
The Underliers	S-36
S&P 500® Index	S-40
MSCI Indices	S-46
Hang Seng China Enterprises Index	S-55
Russell 2000® Index	S-61
FTSE® 100 Index	S-69
EURO STOXX 50® Index	S-75
TOPIX	S-82
The Dow Jones Industrial Average®	S-87
The iShares® MSCI Emerging Markets ETF	S-91
Use of Proceeds	S-94
Hedging	S-94
Employee Retirement Income Security Act	S-95
Supplemental Plan of Distribution	S-96
Conflicts of Interest	S-98

Prospectus Supplement dated July 10, 2017

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-15
United States Taxation	S-18
Employee Retirement Income Security Act	S-19
Supplemental Plan of Distribution	S-20
Validity of the Notes and Guarantees	S-21

Prospectus dated July 10, 2017

Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	8
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	45
Description of Units We May Offer	60
GS Finance Corp.	65
Legal Ownership and Book-Entry Issuance	67
Considerations Relating to Floating Rate Debt Securities	72
Considerations Relating to Indexed Securities	73
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	74
United States Taxation	77
Plan of Distribution	92
Conflicts of Interest	94
Employee Retirement Income Security Act	95
Validity of the Securities and Guarantees	95
Experts	96
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	96
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	96

$

GS Finance Corp.

Autocallable Buffered EURO STOXX 50® Index-Linked Notes due

guaranteed by

The Goldman Sachs
Group, Inc.

Goldman Sachs & Co. LLC